Exhibit 99.1

PRESS RELEASE

Smartkem Appoints Jonathan Watkins Chief Operating Officer

Experienced executive to lead global operations and strategic partnerships in drive to commercialize semiconductor technology

MANCHESTER, England, Mar. 10, 2025 -- Smartkem (Nasdaq: SMTK), which is seeking to change the world of electronics with a new class of transistor technology, announced that it has appointed Jonathan Watkins as Chief Operating Officer (COO), with responsibility for global operations and strategic partnerships.

Commenting on today’s announcement, CEO Ian Jenks commented, “Jonathan has held strategic, commercial, and operational roles across multi-billion-dollar multinationals, private equity ventures, and high-growth start-ups. He brings a proven track record of scaling global partnerships and manufacturing. As a consultant to Smartkem. Jonathan has already provided significant benefits to our company with his industry knowledge and expertise in commercializing advanced materials manufacturing. I am excited to be working closely with Jonathan in his expanded role at Smartkem.”

Jonathan added, " I am thrilled to be joining Smartkem as COO at this pivotal time in its evolution and expect to leverage my technical roots in manufacturing, engineering, and breakthrough materials technology to help lead the company to the commercialization of its products. I look forward to helping to drive Smartkem’s commercialization initiatives and operations.”

Jonathan Watkins has over 30 years’ experience commercialising and scaling novel material technologies and working across large multinational companies. He has played pivotal roles in managing complex technical product portfolios and developing global supply chains.

From July 2024 until his appointment as the Company’s Chief Operating Officer, Jonathan served as a consultant to the Company. Since September 2024, Jonathan has served as the Executive Chairman of HFQ Technology Associates, a materials technology company. He also has served as the founder and chairman of DITEVEN Limited, a technology consulting services company since November 2015. From August 2016 through June 2024, Jonathan served as the chief executive officer of Impression Technologies Limited (“ITL”), where he led the development, licensing and scaling of a novel aluminum light-weighting technology for automotive, aerospace and consumer electronics markets, as well as securing manufacturing partners in Europe, China and North America. ITL entered voluntary liquidation in June 2024. Prior thereto, he served as an advisor to government agencies on cleantech business models, including commercializing novel technologies. From 2008 to 2015, Jonathan held roles as chief operating officer and commercial director of Ceres Power plc, a leading developer of fuel cell technology having responsibilities for manufacturing, supply chain management and business development.

Jonathan has a Postgraduate Certificate in Design Manufacture, and Management from University of Cambridge and a BEng degree in Materials Science & Technology from University of Birmingham. He is also a Chartered Engineer and holds a Certified Diploma in Accounting and Finance.

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com

PRESS RELEASE

About Smartkem

Smartkem is seeking to change the world of electronics with a new class of transistor using its proprietary advanced semiconductor materials that have the potential to revolutionize the display industry. Smartkem's TRUFLEX® semiconductor technology enables low temperature printing processes that are compatible with existing manufacturing infrastructure with the potential to deliver low-cost, high performance displays in a range of display technologies including microLED, miniLED and AMOLED, as well as applications in sensors and logic.

Smartkem develops its materials at its research and development facility in Manchester, UK and provides prototyping services at the Centre for Process Innovation (CPI) at Sedgefield, UK. It has a field application office in Taiwan. The company has an extensive IP portfolio including 138 granted patents across 17 patent families, 17 pending patents and 40 codified trade secrets. For more information, visit our website or follow us on LinkedIn.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on Smartkem, Inc.'s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as "may," "will," "could," "would," "should," "anticipate," "predict," "potential," "continue," "expect," "intend," "plan," "project," "believe," "estimate," and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company's control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contacts:

Selena Kirkwood
Head of Communications for Smartkem

T: +44 (0) 7971 460 364
s.kirkwood@smartkem.com

U.S. Investors

David Barnard, CFA

Alliance Advisors Investor Relations

T: 1 415 433 3777

dbarnard@allianceadvisors.com

Smartkem Ltd

Manchester Technology Center, Hexagon Tower,

Delaunays Road, Blackley, Manchester, M9 8GQ UK

+44 (0) 161 721 1514

enquiries@smartkem.com